EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-202008) of Easterly Government Properties, Inc. of our reports dated March 30, 2015, relating to the financial statements of Easterly Government Properties, Inc. and Easterly Partners, LLC, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2015